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ALLEGHENY ENERGY, INC.

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EXPLANATORY NOTE
     On August 26, 2010, Allegheny Energy, Inc. issued the attached newsletter to its employees and retirees relating to its proposed merger with FirstEnergy Corp.

To FirstEnergy and Allegheny Energy employees,
Six months into the process, we continue to believe that this merger will benefit our employees, customers and shareholders. While this merger will create a larger company, we anticipate the real benefit will be that our combination will create a strategic advantage, providing a platform for sustained, higher-level performance as well as additional opportunities for employees. Our two companies might look similar in terms of business models, but the whole will be greater than the sum of the parts.
     In the early stages of any proposed merger, it’s difficult for employees to see the benefits because we all are busier than ever — running the respective businesses, helping with information requests to support the regulatory process, learning about both companies through presentations and other materials and trying to assess what the future holds. But the anticipated operational benefits, particularly in our generation and competitive businesses, are real, and so are the advantages our size and scale will provide in purchasing materials and in operating other aspects of our business.
     And, while there is duplication in certain employee positions — as there always is in any merger — we also expect new opportunities to open or be created that can offer many employees broader development and career potential.
     One way positions will open is through natural attrition and the reduced hiring that has been in effect at both companies, which will result in the need to fill many of these positions following the merger.
     An example of an area where we expect new opportunities is FirstEnergy Solutions (FES), the unregulated business unit that is responsible for asset utilization — dispatching the competitive generating units into the market — and implementing FirstEnergy’s retail sales strategy.
     FirstEnergy Solutions already has a robust organization — almost 150 people — that sells electricity in numerous states. Regardless of the merger, FES is expected to grow as new products and markets develop. Through the merger, it will have substantially more products to sell and much broader markets to engage.
     For FES to be successful in engaging more markets, the organization will need employees with experience in energy sales, billing, auditing, customer support and back-office skills like business analytics and accounting. FES also will require employees in Commodity Operations with experience in hedging and wholesale and structured transactions.
     The plan is to wait until the merger is completed to fully staff the FES organization so we can fill as many of the positions with current Allegheny employees as possible. This way, we will have employees who understand our industry and have the skills we need in the new organization.
     As for the state filings made by our utility companies, we want to clarify a point about utility operations jobs that may have been confusing. Our jobs commitment in the Pennsylvania, Maryland and West Virginia filings stated there will be “no net reductions due to involuntary
Continued on page 2
In this issue

2	Merger Work Progresses
4	Merger Process Schedule
5	Questions and Answers

Letter from Tony Alexander and Paul Evanson (Continued from cover page)
attrition as a result of the merger integration process in either the employment levels of the FirstEnergy Utilities or in the employment levels of employees of AESC (Allegheny Energy Service Company) who are assigned to positions in the Allegheny Power Utilities comparable to their counterparts who are employed by the FirstEnergy Utilities.”
     Generally, FirstEnergy employees who work at one of the utility companies are employed by that utility company — for example, lineworkers with the Pennsylvania Electric Company (Penelec) are employees of Penelec. By contrast, in the Allegheny organization, lineworkers with the West Penn Power Company are actually employees of Allegheny Energy Service Corporation. The commitment in our state regulatory filings applies to both.
     Remember, we’ve already announced that we expect very little, if any, impact on Allegheny’s physical work-force employment levels — which includes employees in the utilities and generating plants — based on the information we have now.
     Understandably, over the next several months, there will be many questions about jobs, work locations, benefits and numerous other merger-related topics. We encourage you to submit your questions to the Merger News and we will answer those we can. Please keep in mind, though, that while all of the Merger Integration Teams are well under way with their work, further work is necessary as they focus on how to best combine operations to improve performance at the new company.
     We have not yet finalized integration plans and many of the decisions that affect all employees, like benefits, will not be made for several months. (For further information on the integration work schedule, please see the Merger Work Progresses article below.) As the merger process continues, we’ll update you through this publication.
     Thank you for your ongoing support. We’re confident that building a stronger company, better positioned for success in the future, will provide many benefits and opportunities for employees.
Sincerely,

Tony Alexander	Paul Evanson
President and CEO	Chairman, President and CEO
FirstEnergy	Allegheny Energy
Merger Work Progresses
The Regulatory and Integration Teams are meeting significant milestones as the merger work continues. While some Integration Teams work to complete preliminary studies identifying areas where potential value could be derived in the combined company, some of their preliminary information is being shared with investors.
     Last week, FirstEnergy President and CEO Tony Alexander, and Executive Vice President and President, FirstEnergy Generation Gary Leidich, briefed investors, analysts and shareholder advisory firms about the areas the teams are studying, using examples from the teams to illustrate the work and potential value that could be created by the merger.
     One example of value creation discussed is from the Generation/Environmental team’s work. As part of its review of preliminary opportunities, the Generation/ Environmental team has identified potential additional megawatt-hours that can be generated from our respective plants by reducing the Equivalent Forced Outage Rate (EFOR) — the percentage of time a generating unit is not available versus the amount of time the unit is requested to be online. Over the past few years, FirstEnergy’s supercritical plants have averaged 4- to 5-percent EFOR and Allegheny Energy’s supercritical fleet has run several percentage points higher during that same period. Achieving a 4-percent EFOR across all of the combined company’s supercritical units would significantly increase the megawatt-hours we could sell; the same holds true for the subcritical units. Depending on the market price, this could provide a revenue opportunity.
Continued on page 3

Merger News	2	August 26, 2010

Work Progresses (Continued from page 2)
     Another opportunity to create value for the combined company would be in controlling inventories. Each company currently needs a significant amount of inventory to support their respective systems. After the merger is completed and certain systems have been integrated, the combined company’s size and scale also should allow us to negotiate better discounts on materials and services, such as vegetation management, vehicle leasing and buying parts and supplies for the business units.
     Additional opportunities can be achieved as we move to a single customer information system, combine other applications and use a single enterprise resource planning system across the organization.
     Other opportunities — such as having one shareholders’ meeting and one annual report — may seem small, but add up to significant savings and efficiencies.
     For more information on areas that might benefit from applying best practices or from the scale and scope of the new organization, please see the presentation used at the investor sessions, available at: www.firstenergycorp.com/alleghenymerger.
Regulatory Update
As part of the regulatory process, we’ve filed applications with the Federal Energy Regulatory Commission and the state commissions in Pennsylvania, Maryland, West Virginia and Virginia. Procedural schedules have been established for each state. The first public hearings — and the only ones scheduled in Pennsylvania — were held by the Pennsylvania Public Utility Commission on Aug. 3, in Greensburg, Pa., where Allegheny Energy’s headquarters is located. At the first meeting, 11 witnesses testified and at the second session, 12 witnesses provided sworn testimony.
     Various groups have begun expressing public support for the merger. Groups that have already indicated support include the International Brotherhood of Electrical Workers (IBEW); the Utility Workers Union of America (UWUA); the Butler, Pa. County Economic Development Corp.; Johnstown, Pa. Chamber of Commerce; Pa. Economic Development Association; City of Frederick, Md. Mayor and Board of Aldermen and the Marion County Commission (Fairmont, West Va.), among others.
     Our respective legal teams are addressing the Department of Justice’s request for more information related to our Hart-Scott-Rodino (HSR) filings. We believe that we remain on track to complete the merger during the first half of 2011.
Merger Teams Continuing Their Work
The Merger Integration Teams will continue to work on their preliminary analyses. Between now and the end of the year, the teams will finalize their preliminary reports. These reports will include the teams’ recommendations and are scheduled to be presented to executive management at the end of the year.
     “It’s important for everyone to understand our schedule and process,” said Steering Committee Chair and FirstEnergy Executive Vice President and President, FirstEnergy Generation Gary Leidich. “The amount of work our teams have completed is significant, but there are still many months to go before we have final decisions to share with all employees. As stated on the Merger Process Schedule (see page 4), many decisions, such as final staffing levels, employee benefits and organizational design will not be finalized until much later in the process.”
     Several teams, including Corporate Services, Human Resources, Transmission and Finance are drafting preliminary reports and may soon temporarily break from their team activities. Information Technology is drafting an extensive plan to support critical business applications for Day One and beyond. Other teams preparing preliminary reports include Utility Operations, Fuels, Generation/Environmental and Supply Chain.
     “After the executive team reviews the teams’ reports, they likely will have questions and other feedback that will result in additional work for many —if not all — the teams,” said Chief Operating Officer, Allegheny Energy Curtis Davis. “For the most part, we won’t have any answers until we receive signoff on the final recommendations. Then, we will share with employees information about the plans.”

Merger News	3	August 26, 2010

Note: Timeline not to scale.
Keeping You Updated with Merger News
The Merger News is designed to keep FirstEnergy and Allegheny Energy employees aware of merger-related activities and progress.
     Hearing from you will help us answer your questions in future Merger News editions, within the legal restrictions we have on sharing certain information and as it becomes available. If you have questions or comments related to the proposed merger, send them to: merger@firstenergycorp.com or merger@alleghenyenergy.com.

Merger News	4	August 26, 2010

Questions and Answers
Q FirstEnergy recently announced operational changes at its smaller, coal-fired plants along Lake Erie. Should we expect these changes to affect Allegheny Energy’s subcritical plants?
A FirstEnergy’s decision is not related to the merger with Allegheny and applies only to FirstEnergy’s fleet.
     To summarize the FirstEnergy operational changes, they’ll involve smaller, coal-fired plants: Bay Shore units 2-4; Eastlake plant units 1-4; and the single units at the Lake Shore and Ashtabula plants. Starting this September, FirstEnergy plans to operate these units with a minimum three-day notice from the Midwest Independent System Operator (MISO) and in response to customer demand, such as during summer and winter extreme weather conditions, when it is anticipated the units will dispatch more frequently. Starting in September 2011 and subject to coordination with the Regional Transmission Organization PJM and its market monitor, the Bay Shore and Eastlake units will be available only in the winter and summer, and the Ashtabula and Lake Shore plants will be idled temporarily. This schedule will last about 18 months while the situation is assessed further.
     These decisions are the result of continued slow economic conditions, low demand for electricity and uncertainty related to proposed new federal environmental regulations. Not all employees at these plants are affected – and those who are may be reassigned to other FirstEnergy facilities. Last year, again due to the economic slowdown, FirstEnergy reassigned some employees from its fossil-fueled plants to other facilities, such as nuclear plants.
     Other utility companies, such as American Electric Power, Progress Energy and Xcel Energy, also have announced changes in the operations of older, smaller coal-fired units for economic and environmental reasons.
     The operational adjustments FirstEnergy announced will enable the Company to better match generation with expected customer loads and maintain service reliability. The changes give the Company time to develop plans to keep its skilled workforce productive and help the Company remain flexible to make decisions about how to most effectively manage these units.
     From an Allegheny perspective, there are no current plans to change the operation of any subcritical units. Allegheny’s subcritical plants will continue to undergo regular business review, which includes monitoring key business drivers such as energy market prices, environmental regulations and capacity auction results. As with FirstEnergy, environmental regulations are a key factor in any future decisions. At times, when market conditions have warranted a change in plant operations, Allegheny also has redeployed affected employees, like FirstEnergy plans to do.
Q Can you tell me where FirstEnergy has satellite corporate offices?
A FirstEnergy has several regional offices, many of which provide support for its operating companies. Corporate offices outside of the downtown Akron, Ohio, headquarters are located in:
■	Morristown, New Jersey

■	Red Bank, New Jersey

■	Reading, Pennsylvania

■	Erie, Pennsylvania

■	Johnstown, Pennsylvania

■	Brecksville, Ohio

■	Toledo, Ohio

■	West Akron Campus, Akron, Ohio
This list does not include all regional offices, such as the Fairlawn, Ohio, Customer Contact Center.
Continued on page 6

Merger News	5	August 26, 2010

Questions and Answers (Continued from page 5)
Q Is there anything that FirstEnergy is doing to understand the employee culture from the merged companies?
A Yes, the integration process has a component that directly addresses understanding the cultures in each company. A cultural assessment is in progress, supported by a team of Allegheny Energy and FirstEnergy employees, to help identify key differences and similarities between the two companies. The similarities and differences are being identified through focus group sessions with Integration Team member participants and other employee groups, as well as by studying existing employee surveys. Understanding the similarities and differences early will help the workgroups better prepare for integrating the two companies on Day One and beyond.
Q Does FirstEnergy have unregulated and regulated generation?
A All of FirstEnergy’s generation fleet is unregulated with the exception of the Yards Creek Pumped Storage Project, a 400-megawatt hydroelectric project located in Warren County, New Jersey. Jersey Central Power & Light (JCP&L), FirstEnergy’s New Jersey operating company, owns an undivided 50-percent interest in the project, and JCP&L operates the project. All other FirstEnergy plants are owned, leased and/or operated by either FirstEnergy Nuclear Operating Company or FirstEnergy Generation Corp.
INFORMATION CONCERNING FORWARD-LOOKING STATEMENTS
In addition to historical information, this newsletter may contain a number of “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Words such as anticipate, expect, project, intend, plan, believe, and words and terms of similar substance used in connection with any discussion of future plans, actions, or events identify forward-looking statements. Forward-looking statements relating to the proposed merger include, but are not limited to: statements about the benefits of the proposed merger involving FirstEnergy and Allegheny Energy, including future financial and operating results; FirstEnergy’s and Allegheny Energy’s plans, objectives, expectations and intentions; the expected timing of completion of the transaction; and other statements relating to the merger that are not historical facts. Forward-looking statements involve estimates, expectations and projections and, as a result, are subject to risks and uncertainties. There can be no assurance that actual results will not materially differ from expectations. Important factors could cause actual results to differ materially from those indicated by such forward-looking statements. With respect to the proposed merger, these factors include, but are not limited to: risks and uncertainties relating to the ability to obtain the requisite FirstEnergy and Allegheny Energy shareholder approvals; the risk that FirstEnergy or Allegheny Energy may be unable to obtain governmental and regulatory approvals required for the merger, or required governmental and regulatory approvals may delay the merger or result in the imposition of conditions that could reduce the anticipated benefits from the merger or cause the parties to abandon the merger; the risk that a condition to closing of the merger may not be satisfied; the length of time necessary to consummate the proposed merger; the risk that the businesses will not be integrated successfully; the risk that the cost savings and any other synergies from the transaction may not be fully realized or may take longer to realize than expected; disruption from the transaction making it more difficult to maintain relationships with customers, employees or suppliers; the diversion of management time on merger-related issues; the effect of future regulatory or legislative actions on the companies; and the risk that the credit ratings of the combined company or its subsidiaries may be different from what the companies expect. These risks, as well as other risks associated with the merger, are more fully discussed in the joint proxy statement/prospectus that is included in the Registration Statement on Form S-4 (Registration No. 333-165640) that was filed by FirstEnergy with the SEC in connection with the merger. Additional risks and uncertainties are identified and discussed in FirstEnergy’s and Allegheny Energy’s reports filed with the SEC and available at the SEC’s website at www.sec.gov. Forward-looking statements included in this document speak only as of the date of this document. Neither FirstEnergy nor Allegheny Energy undertakes any obligation to update its forward-looking statements to reflect events or circumstances after the date of this document.
ADDITIONAL INFORMATION AND WHERE TO FIND IT
In connection with the proposed merger, FirstEnergy filed a Registration Statement on Form S-4 (Registration No. 333-165640) with the SEC that includes a joint proxy statement of FirstEnergy and Allegheny Energy and that also constitutes a prospectus of FirstEnergy. FirstEnergy and Allegheny Energy urge investors and shareholders to read the joint proxy statement/prospectus regarding the proposed merger, as well as other documents filed with the SEC, because they contain important information. You may obtain copies of all documents filed with the SEC regarding this proposed transaction, free of charge, at the SEC’s website (www.sec.gov). You may also obtain these documents, free of charge, from FirstEnergy’s website (www.firstenergycorp.com) under the tab “Investors” and then under the heading “Financial Information” and then under the item “SEC Filings.” You may also obtain these documents, free of charge, from Allegheny Energy’s website (www.alleghenyenergy.com) under the tab “Investors” and then under the heading “SEC Filings.”

Merger News	6	August 26, 2010